Exhibit 99.1

News Release

For more information contact:

Jeff Elliott or Geralyn DeBusk

Halliburton Investor Relations

972-458-8000

DAVE & BUSTER’S, INC., WS MIDWAY HOLDINGS, INC. AND WS MIDWAY
ACQUISITION SUB, INC. ANNOUNCE SENIOR NOTE OFFERING

DALLAS — February 16, 2006 — Dave & Buster’s, Inc. (NYSE: DAB), WS Midway Holdings, Inc. and WS Midway Acquisition Sub, Inc. announced today that WS Midway Acquisition Sub, Inc. is seeking to raise $175 million, before discounts and expenses, through a private placement of senior notes.  The notes will be offered in the United States only to qualified institutional buyers within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  The notes will be offered outside the United States to non-U.S. investors pursuant to Regulation S under the Securities Act.

The notes will have an eight year maturity with interest payable semi-annually.

The net proceeds from the sale of the notes are expected to be used to finance, in part, the acquisition of Dave & Buster’s, Inc. by WS Midway Holdings, Inc., an affiliate of Wellspring Capital Management LLC, a New York-based private investment firm.  The acquisition will be effected by the merger of WS Midway Acquisition Sub, Inc., a wholly-owned subsidiary of WS Midway Holdings, Inc., with and into Dave & Buster’s, Inc., with Dave & Buster’s, Inc. remaining as the surviving entity.  The merger will be completed in accordance with the Agreement and Plan of Merger, entered into by the parties on December 8, 2005, which is described in Dave & Buster’s current report on Form 8-K filed on December 9, 2005, and in the definitive proxy materials it filed with the Securities and Exchange Commission. Upon closing of the merger, the notes will become the obligations of Dave & Buster's by operation of law.

The securities to be offered will not be registered under the Securities Act or any state securities laws and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Celebrating over 23 years of operations, Dave & Buster’s was founded in 1982 and is one of the country’s leading upscale, restaurant/entertainment concepts with 46 locations throughout the United States and in Canada. More information on the company, including the latest investor presentation is available on the company’s Website, www.daveandbusters.com .

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Dave & Buster’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report or Form 10-K for the most recently ended fiscal year.